Exhibit 99.1

Marshall Edwards, Inc.

CONTACTS:	Warren Lancaster
+1-203-966-2556 (USA)
warren.lancaster@marshalledwardsinc.com
David Sheon
+1 202 547-2880 (USA)
dsheon@WHITECOATstrategies.com
MARSHALL EDWARDS APPOINTS CEO AS A NEW DIRECTOR
Sydney, Australia and San Diego, CA — May 6, 2010 — Marshall Edwards, Inc. (NASDAQ: MSHL), an oncology company focused on the clinical development of novel anti-cancer therapeutics, announced that Daniel Gold, Ph.D., the Company’s President and Chief Executive Officer, has been appointed to serve on the Board of Directors of the Company effective April 30, 2010. Dr. Gold will serve as a member of the Board of Directors until the 2010 annual meeting of the stockholders, at which time he will stand for re-election.
Dr. Gold has more than 25 years of drug discovery and development experience. Most recently, he was President and CEO of Prospect Therapeutics, a mid-stage oncology company. Prior to his tenure at Prospect, Dr. Gold was founder and Chief Scientific Officer at Favrille, Inc., where he was an integral member of a team that raised more than $200 million, including an IPO in 2005, and advanced that company’s lead oncology candidate through a pivotal Phase III clinical trial.
Dr. Gold’s academic qualifications include Postdoctoral Fellowships at the Dana-Farber Cancer Institute, at the Harvard School of Medicine and the Massachusetts Institute of Technology, Center for Cancer Research. He holds a Ph.D. in Pathology/Immunology from Tufts University, Boston and a B.A. in Biology from the University of California Los Angeles.
About Marshall Edwards, Inc.
Marshall Edwards, Inc. is a specialist oncology company focused on the clinical development of novel anti-cancer therapeutics. These derive from a flavonoid technology platform, which has generated a number of novel compounds characterized by broad ranging activity against a range of cancer cell types with few side effects. The combination of anti-tumor cell activity and low toxicity is believed to be a result of the ability of these compounds to target an enzyme present in the cell membrane of cancer cells, thereby inhibiting the production of pro-survival proteins within the cell. Marshall Edwards has licensed rights from Novogen Limited (ASX: NRT NASDAQ: NVGN) to bring four oncology drugs — phenoxodiol, triphendiol, NV-143 and NV-128 — to market globally.
Marshall Edwards is majority owned by Novogen Limited, an Australian biotechnology company that is specializing in the development of therapeutics based on a flavonoid technology platform. Novogen is developing a range of therapeutics across the fields of oncology, cardiovascular disease and inflammatory diseases. More information on phenoxodiol and on the Novogen group of companies can be found at www.marshalledwardsinc.com and www.novogen.com.
Under U.S. law, a new drug cannot be marketed until it has been investigated in clinical trials and approved by the FDA as being safe and effective for the intended use. Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval, or the failure to obtain such approval, of our product candidates; uncertainties in clinical trial results; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.